Exhibit 99.1

We understand your world	CIN: L65920MH1994PLC080618 E-mail : shareholder.grievances@hdfcbank.com Website : www.hdfcbank.com	HDFC Bank Limited Process House, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400013. Tel.: 022-2498 8484 Fax: 022-2496 5235

CERTIFIED TRUE COPY OF THE RESOLUTION PASSED BY THE BOARD OF DIRECTORS OF HDFC BANK LIMITED AT THEIR MEETING HELD ON DECEMBER 20, 2017

RESOLUTION 1: Issue of shares by means of QIP, Preferential Issue, ADR and/ or any other permitted mode/ any combination thereof

“RESOLVED THAT, subject to applicable approval of shareholders and pursuant to the provisions of Sections 23, 41, 42, 62(1)(c), 179 and other applicable provisions, if any, of the Companies Act, 2013, (“Companies Act”), the Companies (Prospectus and Allotment of Securities) Rules, 2014, the Companies (Share Capital and Debentures) Rules, 2014, the Companies (Issue of Global Depository Receipts) Rules, 2014, and other applicable rules made thereunder (including any amendment(s), statutory modification(s) or re-enactment thereof), the Banking Regulation Act, 1949, as amended, the provisions of the Foreign Exchange Management Act, 1999 and rules and regulations framed there under as amended, including the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2017, the Foreign Exchange Management (Transfer or Issue of Foreign Security) Regulations, 2004, as amended, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993, as amended, the Depository Receipts Scheme, 2014, as amended, the current Consolidated FDI Policy issued by the Department of Industrial Policy and Promotion, Ministry of Commerce and Industry, Government of India (“Gol”) and amended from time to time, the Master Directions - Issue and Pricing of Shares by Private Sector Banks, Directions, 2016, the Master Directions - Ownership in Private Sector Banks, Directions, 2016, the rules, regulations, guidelines, notifications and circulars, if any, prescribed by the Gol, the Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2009, as amended (“SEBI ICDR Regulations”), the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015, as amended (“SEBI Listing Regulations”), the uniform listing agreement entered into by the Bank with the stock exchanges on which the equity shares having face value of ₹2 each of the Bank (“Equity Shares”) are listed, and subject to other applicable rules, regulations and guidelines issued by Ministry of Corporate Affairs (“MCA”), the Registrar of Companies, Maharashtra at Mumbai, Securities and Exchange Board of India (“SEBI”), Reserve Bank of India (“RBI”), Gol, BSE Limited and National Stock Exchange of India Limited (“Stock Exchanges”) and/ or any other competent authorities, whether in India or abroad (herein referred to as “Applicable Regulatory Authorities”), from time to time and to the extent applicable, and subject to such approvals, permissions, consents and sanctions as may be necessary or required from the Applicable Regulatory Authorities in this regard and further subject to such terms and conditions or modifications as may be prescribed or imposed by any of them while granting any such approvals, permissions, consents and/ or sanctions, which may be agreed to by the Board of Directors (“Board”, which term shall include any committee thereof which the Board may have constituted or may hereinafter constitute to exercise its powers including the powers conferred by this Resolution) and in accordance with and subject to the provisions of the Memorandum of Association and the Articles of Association of-the Bank, consent, authority and approval of the Board be and is hereby accorded to create, offer, issue and allot (including with provisions for reservation on firm and/ competitive basis, of such part of issue and for such categories of persons as may be permitted), with or without green shoe option, such number of Equity Shares, and/ or Equity Shares through depository receipts, and/ or securities convertible into Equity Shares at the option of the Bank and/ or the holders of such securities, and/ or securities linked to Equity Shares, and/ or any instrument or securities representing Equity Shares and/ or convertible securities linked to Equity Shares (all of which are hereinafter collectively referred to as “Securities”) or any combination of Securities in one or more tranches, whether Rupee denominated or denominated in one or more foreign currency(ies), in the course of international and/or domestic offering(s) in one or more foreign markets and/ or domestic market, of private offerings and/or a preferential issue and/or qualified institutions placement or any combination thereof, through issue of placement document or other permissible/requisite offer document to any eligible person, including qualified institutional buyers in accordance with Chapter VIII of the SEBI ICDR Regulations, foreign/resident investors (whether institutions, incorporated bodies, mutual funds, individuals or otherwise), venture capital funds (foreign or Indian), alternate investment funds, foreign portfolio investors, qualified foreign investors, Indian and/ or multilateral financial institutions, mutual funds, non - resident Indians, stabilizing agents, pension funds and/ or any other categories of investors, whether they be holders of Equity Shares of the Bank or not (collectively called the “Investors”) as may be decided by the Board in its discretion and permitted under applicable laws and regulations, of an aggregate amount not exceeding ₹24,000 crore (Rupees Twenty Four Thousand Crore) or an equivalent amount thereof (inclusive of such premium as may be fixed on such Securities) by offering the Securities at such time or times, at such price or prices, at a discount or premium to market price or prices permitted under applicable laws in such manner and on such terms and conditions including security, rate of interest etc. as may be deemed appropriate by the Board in its absolute discretion including the discretion to determine the categories of Investors to whom the offer, issue and allotment shall be made to the exclusion of other categories of Investors at the time of such offer, issue and allotment considering the prevailing market conditions and other relevant factors and wherever necessary in consultation with lead manager(s) and/or underwriter(s) and/or other advisor(s) as the Board in its absolute discretion may deem fit and appropriate.

Regd. Office : HDFC Bank Limited, HDFC Bank House, Senapati Bapat Marg, Lower Parel (West), Mumbai-400 013.

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RESOLVED FURTHER THAT if any issue of Securities is made by way of a qualified institutions placement (“QIP”) in terms of Chapter VIII of the SEBI ICDR Regulations (hereinafter referred to as “Eligible Securities” within the meaning of the SEBI ICDR Regulations),

(a)

the allotment of the Eligible Securities, or any combination of Eligible Securities as may be decided by the Board shall be completed within 12 months from the date of passing of the special resolution by the shareholders of the Bank or such other time as may be allowed under the SEBI ICDR Regulations from time to time;

(b)

the Equity Shares issued shall rank pari passu in all respects including entitlement to dividend with the existing Equity Shares of the Bank as may be provided under the terms of issue and in accordance with the placement document(s);

(c)

the Eligible Securities shall not be eligible to be sold for a period of one year from the date of allotment, except on a recognized stock exchange, or except as may be permitted from time to time under the SEBI ICDR Regulations;

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(d)

the total amount raised in such manner through the QIP, together with other QIP(s) made in the same financial year, if any, shall not, exceed five times the net worth of the Bank as per the audited balance sheet of the previous financial year;

(e)

the relevant date for the purpose of pricing of the Equity Shares shall be the date of the meeting in which the Board decides to open the issue of Equity Shares and at such price being not less than the price determined in accordance with the pricing formula provided under Chapter VIII of the SEBI ICDR Regulations;

(f)

in the event that convertible securities are issued to qualified institutional buyers under Chapter VIII of the SEBI ICDR Regulations, the relevant date for the purpose of pricing of such securities, shall be the date of the meeting in which the Board decides to open the issue of such convertible securities and at such price being not less than the price determined in accordance with the pricing formula provided under Chapter VIII of the SEBI ICDR Regulations.

(g)	the allotment to each QIB in the proposed QIP will not exceed 5% of the post issue paid-up capital of the Bank or such other limit as may be permitted under applicable law;

(h)

the Board may, in accordance with applicable law, also offer a discount of not more than 5% or such percentage as permitted under applicable law on the price calculated in accordance with the pricing formula provided under the SEBI ICDR Regulations;

RESOLVED FURTHER THAT the issue to the holders of the Securities, which are convertible into or exchangeable with Equity Shares at a later date shall be, inter alia, subject to the following terms and conditions:

(a)

in the event the Bank is making a bonus issue by way of capitalization of its profits or reserves prior to the allotment of the Equity Shares, the number of Equity Shares to be allotted shall stand augmented in the same proportion in which the equity share capital increases as a consequence of such bonus issue and the premium, if any, shall stand reduced pro tanto;

(b)

in the event the Bank is making a rights offer by issue of Equity Shares prior to the allotment of the Equity Shares, the entitlement to the Equity Shares will stand increased in the same proportion as that of the rights offer and such additional Equity Shares shall be offered to the holders of the Securities at the same price at which the same are offered to the existing shareholders;

(c)

in the event of merger, amalgamation, takeover or any other re-organization or restructuring or any such corporate action, if and as required, the number of Equity Shares, the price and the time period as aforesaid shall be suitably adjusted; and

(d)

in the event of consolidation and/or division of outstanding Equity Shares into smaller number of Equity Shares (including by way of stock split) or re-classification of the Securities into other securities and/or involvement in such other event or circumstances which in the opinion of concerned stock exchange requires such adjustments, necessary adjustments will be made.

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RESOLVED FURTHER THAT in pursuance of the aforesaid resolution the Equity Shares that may be issued by the Bank (including issuance of the Equity Shares pursuant to conversion of any Securities, as the case may be in accordance with the terms of the offering) shall rank pari passu with the existing Equity Shares of the Bank in all respects.

RESOLVED FURTHER THAT in the event the Securities are proposed to be issued as American Depository Receipts (“ADRs”) or Global Depository Receipts (“GDRs”), the relevant date for the purpose of pricing the Securities shall be the date of the meeting in which the Board decides to open the issue of such Securities in accordance with the Depository Receipt Scheme, 2014, and such other notifications, clarifications, circulars, guidelines, rules and regulations issued by relevant authorities (in each case including any statutory modifications, amendments or re-enactments thereof).

RESOLVED FURTHER THAT without prejudice to the generality of the above, subject to applicable laws and subject to approval, consents, permissions, if any, of any governmental body, authority or regulatory institution including any conditions as may be prescribed in granting such approval or permissions by such governmental authority or regulatory institution, the aforesaid Securities may have such features and attributes or any terms or combination of terms that provide for the tradability and free transferability thereof in accordance with the prevailing practices in the capital markets including but not limited to the terms and conditions for issue of additional Securities and the Board subject to applicable laws, regulations and guidelines be and is hereby authorized in its absolute discretion in such manner as it may deem fit, to dispose of such Securities that are not subscribed.

RESOLVED FURTHER THAT a Special Committee, consisting of Mr. Aditya Puri, Mr. Paresh Sukthankar, Mrs. Shyamala Gopinath and Mr. Bobby Parikh be and is hereby constituted for determining the timing, form, terms, conditions, structure, class of investors, pricing, etc. relating to the issue of Securities and to settle all questions, difficulties or doubts that may arise in this regard.

RESOLVED FURTHER THAT Mr. Aditya Puri, Managing Director, Mr. Paresh Sukthankar, Deputy Managing Director and Mr. Sashidhar Jagdishan, Chief Financial Officer, Mr. Sanjay Dongre, Executive Vice-President (Legal) & Company Secretary, Mr. Bhavin Lakhpatwala, Senior Vice-President-Finance and Mr. Vivek Capoor, Senior Vice-President be and are hereby severally authorized to do all such acts, deeds, matters and things as may be necessary or expedient to create, offer and issue the Securities, including in particular, appointment of merchant bankers/ investment bankers/ lead managers, underwriters, legal advisors/ solicitors, bankers, depositories, custodians, registrars, trustees, stabilizing agents and any other advisors, professionals, agencies as may be required and to negotiate/ modify/ execute/ deliver and sign any declarations, offer letters, prospectuses, information memorandum, agreements, deeds, forms and such other documents as may be necessary in this regard.

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RESOLVED FURTHER THAT Mr. Sashidhar Jagdishan, Chief Financial Officer, Mr. Sanjay Dongre, Executive Vice-President (Legal) & Company Secretary, Mr. Augustine Quadros, Executive Vice-President- legal & Secretarial and Mr. Santosh Haldankar, Vice-President- Legal & Secretarial be and are hereby severally authorized to submit all such applications and interactions with the various regulatory authorities including RBI, Department of Industrial Policy and Promotion, Department of Financial Services, Foreign Investment Facilitation Portal, Stock Exchanges, etc. for approval of the issue of Securities and Equity Shares pursuant to the above Resolutions, signing/ negotiating/ execution/ modification of contracts, agreements with Depositories, underwriters, stock exchanges, corporate actions, etc., and to do such other acts, deeds, matters and things as may be necessary or expedient in this regard and undertake all such actions and compliances as may be necessary in accordance with applicable law including the SEBI ICDR Regulations and the SEBI Listing Regulations.

RESOLVED FURTHER THAT Cyril Amarchand Mangaldas, legal advisor to the Bank, is hereby authorized to submit all such applications and represent the Bank in interactions with the various regulatory authorities including RBI, Department of Industrial Policy and Promotion, Department of Financial Services, Foreign Investment Facilitation Portal etc. and undertake all such actions as may be necessary in accordance with applicable law.

RESOLVED FURTHER THAT a “Share Allotment Committee” comprising Mr. Partho Datta, Mr. Kaizad Bharucha, Mr. Malay Patel, Mr. Sanjay Dongre and Mr. Santosh Haldankar be and is hereby constituted for the purpose of allotment of the Securities and of the Equity Shares pursuant to issue of shares by means of QIP, Preferential Issue, ADR, GDR and/ or any other permitted mode/ any combination thereof.

RESOLVED FURTHER THAT any two out of Mr. Sashidhar Jagdishan, Chief Financial Officer, Mr. Sanjay Dongre, Executive Vice-President (Legal) & Company Secretary, Mr. Bhavin Lakhpatwala, Senior Vice-President-Finance, Mr. Vivek Capoor, Senior Vice-President- Finance and Mr. Santosh Haldankar, Vice-President-Legal & Secretarial be and are hereby jointly authorized to open, operate and give instructions including closure thereof of bank account/ escrow account with banks/ institutions/ agencies as per the applicable provisions, for the purpose of receiving share application money on the issue of Securities.”

Certified True Copy

For HDFC Bank Limited

Santosh Haldankar

Vice President- Legal & Company Secretary